EXHIBIT 99.1

News Release:	October 27, 2011

Federal Home Loan Bank of Seattle Announces

Third Quarter 2011 Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the quarter ended September 30, 2011, reporting $111.0 million of net income, compared to $9.7 million for the same period in 2010. For the first nine months of 2011, the Seattle Bank's net income totaled $70.7 million, compared to $23.9 million for the same period in 2010. The bank attributes the increases in its net income to a gain on the sale of mortgage loans and significantly lower credit-related charges on private-label mortgage-backed securities (MBS) classified as other-than-temporarily impaired in third quarter 2011.
The Seattle Bank's net interest income totaled $33.5 million and $77.9 million for the three and nine months ended September 30, 2011, compared to $41.9 million and $132.1 million for the same periods in 2010. While favorably impacted by lower funding costs, net interest income was adversely affected by reduced advance demand, lower returns on short-term and variable interest-rate investments, and a lower balance of mortgage loans. Including the effect of up-front swap fees associated with derivatives hedging certain of the bank's available-for-sale securities, adjusted net interest income was $44.3 million and $114.2 million for the three and nine months ended September 30, 2011, compared to $45.7 million and $136.2 million for the same periods in 2010.
"We are pleased with our third-quarter results," said Acting President and Chief Executive Officer Steven R. Horton. “Significantly lower charges on other-than-temporarily impaired private-label MBS and our recent sale of mortgage loans improved our net income and our retained earnings. The economic environment remains a challenge, but we continue to manage our business with a focus on ensuring the safety and soundness of the cooperative and our members' access to liquidity.”
The Seattle Bank recorded $311,000 and $88.3 million of additional credit losses on private-label MBS for the three and nine months ended September 30, 2011 and $15.6 million and $82.1 million for the same periods in 2010. The additional credit losses resulted from changes in assumptions regarding future housing prices, loss severities, and timing of defaults on mortgage loans underlying the bank's private-label MBS.
In July 2011, the Seattle Bank sold $1.3 billion of conventional mortgage loans, recording a gain of $73.9 million, which is reflected in other non-interest income. The bank used the proceeds from the sale to purchase agency MBS. No similar activity occurred in 2010.
Advances outstanding declined to $11.0 billion as of September 30, 2011, from $13.4 billion as of December 31, 2010, primarily due to reduced advance demand and maturing advances. Demand for wholesale funding, including Federal Home Loan Bank advances, remained weak during third quarter 2011 as many financial institutions continued to experience high levels of retail customer deposits and low loan demand.

Other Financial Highlights

•	Total assets declined to $40.4 billion as of September 30, 2011, from $47.2 billion as of December 31, 2010, due to declines in advance, investment, and mortgage loan balances.

•
The Seattle Bank's total capital increased to $1.4 billion as of September 30, 2011, from $1.2 billion as of December 31, 2010, primarily due to a $137.6 million improvement in the bank's accumulated other comprehensive loss (AOCL). Improvement in the bank's AOCL resulted from increases in the fair values of available-for-sale securities classified as other-than-temporarily impaired and increased net income.

•	The Seattle Bank held $2.9 billion of regulatory capital as of September 30, 2011 and December 31, 2010. As of September 30, 2011, the Seattle Bank's risk-based capital surplus totaled $930.4 million.

•
As of September 30, 2011, the Seattle Bank had a total regulatory capital-to-assets ratio of 7.29 percent and a regulatory leverage ratio of 10.74 percent, compared to 6.08 percent and 8.96 percent as of December 31, 2010.

As of September 30, 2011, the Seattle Bank continued to meet all of its regulatory capital requirements, but remains classified as "undercapitalized" by the Federal Housing Finance Agency (Finance Agency).

Key Metrics Update
As stated in the 2010 annual report, the Seattle Bank expects to experience fluctuations in its financial performance as it continues to work through a challenging economy. The bank continues to fulfill its mission of providing liquidity and funding for its members and their communities and, in addition to a variety of other measures, tracks its progress in achieving its business goals using the following key metrics:

•	Market value of equity (MVE) to par value of capital stock (PVCS) ratio. As of September 30, 2011, the bank's MVE to PVCS ratio increased to 76.7 percent from 75.7 percent as of December 31, 2010.

•	Retained earnings. As of September 30, 2011, retained earnings increased to $144.1 million, from $73.4 million as of December 31, 2010 due to 2011 net income.

•
Return on PVCS vs. federal funds. The bank's annualized return on PVCS for the nine months ended September 30, 2011 was 3.38 percent, compared to 1.14 percent for the same period in 2010. The average federal funds effective rate for the nine months ended September 30, 2011 was 0.11 percent, compared to 0.17 percent for the same period in 2010.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Finance Agency, effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). As of September 30, 2011, the bank met all minimum financial requirements under the Consent Arrangement. A discussion of the Seattle Bank's actions with regard to the Consent Arrangement will be included in its third quarter 2011 Form 10-Q, which the bank expects to file with the Securities and Exchange Commission (SEC) by November 14, 2011.

Unaudited Selected Financial Data ($ thousands)

Selected Statements of Condition Data	As of September 30, 2011	As of December 31, 2010
Investments (1)	$27,816,593	$30,499,036
Advances	10,971,635	13,355,442
Mortgage loans, net (2)	1,438,735	3,208,954
Total assets	40,386,148	47,207,970
Consolidated obligations, net	37,312,799	44,075,522
Total capital stock	1,740,976	1,776,149
Retained earnings	144,085	73,396
Total accumulated other comprehensive loss	(529,299)	(666,906)
Total capital (3)	1,355,762	1,182,639

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected Statements of Operations Data	2011	2010	2011	2010
Net interest income (4)	$33,531	$41,871	$77,917	$132,116
Net other-than-temporary impairment credit loss	(311)	(15,620)	(88,295)	(82,066)
Other non-interest income (5)	101,553	2,979	137,988	25,682
Total other expense	15,958	16,068	49,067	43,150
Total assessments (6)	7,854	3,492	7,854	8,644
Net income	110,961	9,670	70,689	23,938

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Reflects the Seattle Bank's July 2011 sale of $1.3 billion of conventional mortgage loans. This sale resulted in a gain of $73.9 million, which is recorded in other non-interest income.
(3)
Excludes mandatorily redeemable capital stock, which totaled $1.1 billion and $1.0 billion as of September 30, 2011 and December 31, 2010. Mandatorily redeemable capital stock is included in regulatory capital.

(4)
Includes provision for credit losses on mortgage loans held for portfolio of $1.4 million for the three and nine months ended September 30, 2011 and $1.2 million for the nine months ended September 30, 2010, as well as gains on derivatives hedging certain available-for-sale securities (see Use of Non-GAAP Financial Measure - Reconciliation of Adjusted Net Interest Income to Net Interest Income below).

(5)	Includes gain on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income. Also see notes 2 and 4.
(6)
Historically included both Affordable Housing Program and Resolution Funding Corporation (REFCORP) assessments. On August 5, 2011, the Finance Agency certified that the FHLBanks had fully satisfied their REFCORP obligation with their payments made based on June 30, 2011 financial results.

Use of Non-GAAP Financial Measure - Reconciliation of Adjusted Net Interest Income to Net Interest Income
The Seattle Bank defines adjusted net interest income (a non-GAAP measure) as net interest income determined in accordance with GAAP including the effect of up-front swap fees associated with derivatives hedging certain of the bank's available-for-sale securities. The Seattle Bank uses adjusted net interest income in its internal analysis of results and the management of its business and believes that this metric may be helpful to investors in evaluating the bank's financial performance, identifying trends, and making meaningful period-to-period comparisons.

Adjusted net interest income is a useful measure because the gains recorded on the periodic valuation of the up-front swap fees essentially offset the premium amortization on the associated hedged available-for-sale securities. Although both are recorded on the statements of operations, amortization of the premium is recorded in interest income and changes in fair value of the up-front swap fees are recorded in other income (loss). Adjusting net interest income for the effect of the up-front swap fees allows for a consistent comparison of net interest income across reporting periods.
The following table presents a reconciliation of net interest income reported under GAAP to adjusted net interest income for the three and nine months ended September 30, 2011 and 2010.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
(in thousands)
GAAP net interest income	$33,531	$41,871	$77,917	$132,116
Gain on derivatives and hedging activities associated with up-front fees on interest-rate swaps hedging certain available-for-sale securities *	10,754	3,871	36,248	4,098
Adjusted net interest income	$44,285	$45,742	$114,165	$136,214

*
Premium amortization on the associated investments totaled $12.5 million and $37.5 million for the three and nine months ended September 30, 2011, and $4.5 million and $4.9 million for the same periods in 2010. Gains on derivatives and hedging activity are recorded in other-non-interest income, while premium amortization is recorded in interest income.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Non-GAAP measures should not be considered in isolation or as a substitute for analyses of results reported under GAAP.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary financial highlights as of and for the three and nine months ended September 30, 2011. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, completion of the review of our financial condition and operations for the three and nine months ended September 30, 2011, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.